Exhibit 10.1

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed with the Securities and Exchange Commission.

HEADS OF AGREEMENT

This Heads of Agreement is entered into and effective as of the 27th of August 2004 between:

1)	Yinka Folawiyo Petroleum Co Ltd (“YFP”) a company incorporated in Nigeria and having its registered offices at Yinka Folawiyo Plaza, 38, Warehouse Road, Apapa, Lagos, Nigeria; and

2)	Syntroleum International Holdings Company (“Syntroleum”). an exempted company with limited liability organized in the Cayman Islands with offices at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107;

herein collectively referred to as the “Parties” and individually as a “Party”; and

3)	For purposes of Section 14 only, Syntroleum International Corporation, a corporation organized in the State of Delaware, United States of America with offices at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107.

WHEREAS, YFP is the sole holder of Oil Mining Lease 113 (the area of which was formerly comprised in Oil Prospecting License 309) offshore the Federal Republic of Nigeria (“OML 113 Lease”); and

WHEREAS, Syntroleum and its parent companies own a proprietary natural gas to liquids (“GTL”) conversion process (“the Syntroleum GTL Process”) which it expects will be applicable to the development of the OML 113 Lease and has relationships in the international oil and gas industry necessary to attract a proficient and reputable international operator of offshore projects; and

WHEREAS, Syntroleum wishes to acquire, and YFP wishes to transfer to Syntroleum, an undivided forty per cent (40%) participating interest in and to the OML 113 Lease subject to the terms of this Heads of Agreement and other documents identified herein to be executed by the Parties;

NOW THEREFORE, the Parties hereby agree as follows:

1.	Subject to Syntroleum’s obligation to include a proficient and reputable international operator of offshore oil and gas projects (the “International Operator”) in the OML 113 Project, YFP hereby provides an irrevocable undertaking and agreement to assign to an affiliate of Syntroleum incorporated in Nigeria and designated by Syntroleum with full title guarantee, an undivided forty per cent (40%) interest in and to the OML 113 Lease and all rights and appurtenances thereto, including the right to produce hydrocarbons from the area of the OML 113 Lease. YFP or its assignees have previously incurred costs in exploring and operating the OML 113 Lease, including but not limited to, the costs in drilling the Aje #1 and Aje #2 wells and the OML 113 2-D and 3-D seismic volumes (the “Prior Costs”). Subject to the provisions of Section 5.8, YFP shall allocate, to the extent permitted by Nigerian law, ***% of the Prior Costs to Syntroleum.

2.	As soon as practicable after the execution of this Heads of Agreement, Syntroleum and YFP will execute a Joint Venture Agreement, a Deed of Assignment, a Technical Assistance Agreement, and a Joint Operating Agreement incorporating the terms and conditions included in this Heads of Agreement (herein collectively referred to as the “Agreements”).

3.	Within five days of the execution of the Agreements, or an assignment of an interest in the Agreements, by all of YFP, Syntroleum, and International Operator (such International Operator to be approved by both YFP and Syntroleum, such approval not to be unreasonably withheld), YFP, Syntroleum and the International Operator of Syntroleum will submit the Joint Operating Agreement, Deed of Assignment and requisite submissions to the appropriate governmental authorities of the Federal Republic of Nigeria and such other governmental authorities as are required for approval of the Deed of Assignment (the “Approval Authorities”). YFP will immediately notify Syntroleum if the Approval Authorities require any additional documentation or information in connection with the granting or withholding of such approval and Syntroleum will provide such additional documentation or information reasonably requested. YFP will use its reasonable commercial efforts to obtain the approval of the Deed of Assignment from the Approval Authorities. The date upon which the Approval Authorities grant approval of Deed of Assignment to Syntroleum and any assignees of Syntroleum will be deemed the “Approval Date”.

4.	Well Commitments

4.1	Within twelve (12) months of the Approval Date, Syntroleum will commence or cause the commencement of the drilling of a well within the area of the Aje Field in OML 113 as identified by Syntroleum on the seismic interpretation recently prepared by Syntroleum (the “Initial Well”). The twelve month period may be extended by reasons of Force Majeure (as defined in Section 9), non-availability of a suitable drilling rig, or by reason of any delay caused by the relevant authorities failing to grant timely approval of the environmental impact assessment or any permits required in connection with the Initial Well.

4.2	Within thirty days of the Approval Date, Syntroleum will provide to YFP a letter of credit from a bank mutually acceptable to both Parties in the amount of ten million United States dollars ($10,000,000.00). In the event that Syntroleum does not commence or cause the commencement of the Initial Well as provided in Section 4.1, YFP will have the right to draw ten million United States dollars ($10,000,000.00) from such letter of credit as liquidated damages following ten days written notice to Syntroleum. In the event that YFP draws upon such letter of credit as provided for in this

Section 4.2, Syntroleum will reassign any participating rights they may hold in the OML 113 Lease to YFP. Except as otherwise provided in this Section 4.2, Syntroleum will have no further liability to YFP for its failure to drill the Initial Well. Syntroleum will have the right to draw against the letter of credit to pay for the costs of drilling the Initial Well. Upon the plugging and abandonment or temporary abandonment of the Initial Well, the letter of credit will be cancelled.

4.3	Upon the plugging and abandonment or temporary abandonment of the Initial Well, Syntroleum may at its sole election terminate its rights under the Agreements and then reassign any participating rights it may hold in the OML 113 Lease to YFP.

4.4	In the event Syntroleum does not terminate its rights as provided for in Section 4.3, Syntroleum will commence or cause the commencement of a second well within the area covered by the OML 113 Lease (the “Second Well”) within twelve months of the plugging and abandonment or temporary abandonment of the Initial Well. The twelve month period may be extended by reasons of Force Majeure (as defined in Section 9), non-availability of a suitable drilling rig, or by reason of any delay caused by the relevant authorities failing to grant timely approval of the environmental impact assessment or any permits required in connection with the Second Well. As soon as practicable after the drilling of the Initial Well or, at Syntroleum’s sole discretion, the Second Well, Syntroleum will provide YFP with a written declaration that in its judgement the Aje Field is a commercially viable project warranting the submission of a plan of development to the appropriate governmental authorities of the Federal Republic of Nigeria (“Declaration of Commerciality”). If Syntroleum does not make the Declaration of Commerciality after the Initial Well, the location of the Second Well may be at any location chosen by Syntroleum on the OML 113 Lease. If Syntroleum provides YFP with a Declaration of Commerciality after the Initial Well, the location of the Second Well will be outside the then known limits of the Aje Field at a location to be chosen by Syntroleum to test a separate structure other than the Aje Field on the OML 113 Lease. If Syntroleum does not commence the drilling of the Second Well within said twelve (12) months period (as such period may be extended pursuant to the terms hereof), Syntroleum will, with effect from expiry of such period, cease to have any rights and obligations in respect of the OML 113 Lease. Within six months of the plugging and abandonment or temporary abandonment of the Second Well, Syntroleum may at its sole election either (a) terminate its rights under the Agreements and then reassign any participating rights it may hold in the OML 113 Lease to YFP; or (b) provide a written declaration to YFP that the OML 113 Lease is provisionally commercial, pay to YFP upon such notice the Aje Commercial Bonus, and agree to drill up to three (3) additional wells on OML 113 (“Additional Wells”) with the spudding of each such Additional

Well occurring within twelve months of the plugging and abandonment or temporary abandonment of the previous well. Within six months of the plugging and abandonment or temporary abandonment of each of the Additional Wells, Syntroleum shall either (1) terminate its rights under the Agreements and then reassign any participating rights it may hold in the OML 113 Lease to YFP, or (2) provide the Declaration of Commerciality to YPF, or (3) if all three Additional Wells have not been drilled, elect to drill an Additional Well.

4.5	Within ten (10) days of Syntroleum’s Declaration of Commerciality, Syntroleum will pay to YFP *** United States dollars *** (the “Aje Commercial Bonus”). Both Parties agree that production shall not commence from the OML 113 Lease (except for well testing) until a Declaration of Commerciality has been provided.

4.6	Syntroleum will provide YFP with oil industry training to fulfil its obligations under applicable law. The cost of such training will not exceed seventy-five thousand United States dollars per year before commencement of commercial production and one hundred and fifty thousand United States dollars per year after commencement of commercial production.

4.7	YFP acknowledges that the services to be provided by Syntroleum under this Heads of Agreement relating to the OML 113 Lease will require Syntroleum to maintain an office of its own. Prior to the commencement of commercial production from OML 113 Lease, YFP, at no cost to Syntroleum or its assignees, will provide Syntroleum and its assignees office space in its offices in Yinka Folawiyo Plaza and shall provide logistical and other office support for employees of Syntroleum or its assignees working on the OML 113 Project. Syntroleum also acknowledges that the services to be provided by YFP under this Agreement relating to the OML 113 Lease will require YFP to maintain an office of its own for the OML 113 Project. Effective upon execution of the Agreements by YFP and Syntroleum, Syntroleum will pay YFP *** United States dollars per month for the costs of the office to be maintained by YFP for the OML 113 Project. Upon the approval of the Deed of Assignment by the Approval Authorities, said sum of *** United States dollars per month shall be increased to *** United States dollars per month. Upon the commencement of commercial production from the OML 113 Lease, all payments to YFP pursuant to this Section 4.7 shall cease and YFP’s obligation to provide office space to Syntroleum and its assignees at no cost shall also cease.

5.	Commercial Structure

5.1	Prior to Project Payout (as defined in Section 5.2), proceeds from the sale of hydrocarbon production and any associated hydrocarbon products derived from such production will be divided into a Cost Recovery Account and a Profit Account for the benefit of the OML 113 participating interest holders. The Cost Recovery Account will receive *** of the net proceeds from the sale of hydrocarbon production and associated hydrocarbon products after deduction of the government’s royalty share. The Profit Account will receive *** of the net proceeds from the sale of hydrocarbon production and any associated hydrocarbon products derived from such production after deduction of the government’s royalty share.

5.2	“Project Payout” is defined as the date or dates upon which Syntroleum’s cumulative revenue from the Cost Recovery Account for the OML 113 Project exceeds Prior Costs and Syntroleum’s cumulative Capital Costs and Operating Costs for the OML 113 Project. For further clarity, it is the date or dates on which Syntroleum achieves the full recovery of all capital, operating and production marketing costs (“Capital Costs” and “Operating Costs” as such will be defined in the accounting procedure attached to the Joint Operating Agreement) incurred by Syntroleum prior to Project Payout including, but not limited to, all costs for the delineation, drilling, producing, operating, processing (including, but not limited to, costs involving the processing of the natural gas produced using the Syntroleum GTL Process), and marketing of production from the Aje Field plus the share of the Prior Costs finally allocated to Syntroleum pursuant to this Heads of Agreement. Before Project Payout occurs, the recovery of the Capital and Operating Costs and Syntroleum’s share of the Prior Costs will be from Syntroleum’s share of revenues in the Cost Recovery Account.

5.3	Prior to Project Payout and until YFP recovers its final allocated share of the Prior Costs from its share of the revenues from the Cost Recovery Account, Syntroleum will receive *** of the revenues attributable to the Cost Recovery Account and YFP will receive *** of the revenues attributable to the Cost Recovery Account. Prior to Project Payout and after YFP has recovered its final allocated share of the Prior Costs from its share of the revenues from the Cost Recovery Account, Syntroleum will receive *** of the revenues attributable to the Cost Recovery Account. All revenues attributable to the Profit Account will be shared by YFP and Syntroleum in the proportion of YFP *** and Syntroleum ***.

5.4	After Project Payout all of the net revenue from the sale of hydrocarbon production and associated products after deduction of governmental royalties and OML 113 operating costs will be shared by YPF and Syntroleum in the proportion of YFP *** and Syntroleum ***.

5.5	Before Project Payout, Syntroleum will pay *** the Capital and Operating Costs. ***. For clarity purposes the revenue and cost paying interests before and after Project Payout are summarized in the following tables:

Before Project Payout

***

After Project Payout

***

5.6	As to the portion of the area of OML 113 outside the Aje Field in water depths less than 100 meters, YFP will have a one-time casing point election in the first exploration well drilled in such area to assume its *** paying and revenue interest share. If YFP elects not to assume its *** paying and revenue interest, the terms described in Sections 5.1 through 5.5 shall apply to the entire area of OML 113 for the entire term of the OML 113 Lease.

5.7	As to the development of any discovered fields outside the Aje Field in water depths equal to or greater than 100 meters, the terms described in Sections 5.1 through 5.5 will apply to the development of such discovered fields.

5.8	As provided in Section 7, it is the contemplation of the Parties that Syntroleum will identify and make a party to the Agreements an International Operator. After Syntroleum recovers *** United States dollars from any cash signature bonus paid at closing and received by it for an assignment of an interest in the OML 113 Lease (“Signature Bonus”), Syntroleum will pay to YPF *** of any remaining Signature Bonus it receives from International Operator or other oil and gas company as consideration for the assignment of an interest in OML 113 Lease. The payment to YFP of such *** share of the remaining Signature Bonus after Syntroleum recovers *** United States dollars will be within ten days of the receipt of the remaining Signature Bonus by Syntroleum. Any such Signature Bonus paid to Syntroleum and YFP hereunder by a third party shall not be included in the costs to be included in Project Payout by any party. If YFP does not recover *** United States dollars from its share of the Signature Bonus pursuant to this Section 5.8, Syntroleum and YFP agree to allocate additional Prior Costs to YFP under Section 1 on the basis of *** United States dollars of additional Prior Costs allocated to YFP for each *** United States dollar that YFP does not receive below *** United States dollars.

5.9	YFP, Syntroleum and the International Operator approved by YPF and Syntroleum will form an Area of Mutual Interest covering the open acreage blocks surrounding OML 113 and will undertake any bidding and subsequent exploration and/or development activities within the Area of Mutual Interest jointly on terms to be agreed.

6.	YFP warrants that it owns an undivided one-hundred percent Participating Interest in the OML 113 Lease, and that said OML 113 Lease is free of all liens and encumbrances as of the date of execution of this Heads of Agreement. YFP warrants that it will not enter into any other agreements in respect of the OML 113 Lease or allow the filing of any liens or encumbrances against the OML 113 Lease without the prior written approval of Syntroleum. Syntroleum warrants that it owns one-hundred percent of the Syntroleum GTL Process and that such Syntroleum GTL Process will produce GTL diesel and naptha.

7.	This Heads of Agreement and all of the provisions hereof is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. It is the contemplation of the Parties that Syntroleum will identify and make a party to the Agreements a qualified international operator of offshore oil and gas projects.

8.	Syntroleum will have no liability at any time to YFP, and YFP will indemnify and hold harmless Syntroleum from and against any liability arising at any time to any third party, in relation to the abandonment or decommissioning of, or otherwise in connection with the Aje #1 and Aje #2 wells, except in the case where these wells are used in a joint operation under the Joint Operating Agreement referred to in Section 2 of this Heads of Agreement. Notwithstanding any other provision of this Agreement, the rights and obligations of the Parties under this Section 8 will survive the termination or cessation of any other rights or obligations of either Party under this Heads of Agreement.

9.	If, as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than any obligation to pay any amount due, to indemnify or to furnish security, then the obligations of such Party will, so far as and to the extent that the obligations are affected by such Force Majeure, be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for such Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure will notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and will keep all Parties informed of all significant developments. Such notice will give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party reasonably determines it is likely to require to remedy the Force Majeure. The affected Party will use all reasonable diligence to remedy, remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but will not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes will be handled within the sole discretion of the affected Party. For the purposes of this Heads of Agreement, “Force Majeure” will mean any act, event or circumstance, whether of the kind described herein or otherwise, which is beyond the reasonable control of the Party concerned and will include, but not be limited to, fire, flood, storm, hurricane, tornado, earthquake or other natural disaster, acts of war (whether declared or undeclared), invasion, sabotage, terrorism or threat of terrorism, riot, civil war, blockade, insurrection, acts of public enemies, non-availability of equipment or personnel, civil disturbances, and strikes, lockouts and other industrial disturbances even if they were not beyond the reasonable control of the Party.

10.	This Heads of Agreement will be governed by and construed in accordance with the laws of the Federal Republic of Nigeria, excluding any choice of law rules which would require the application of the laws of another jurisdiction.

11.	Any dispute, controversy or claim arising out of or in relation to or in connection with this Heads of Agreement or the operations carried out under this Heads of Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Heads of Agreement, will be exclusively and finally settled by arbitration in accordance with this Section 11. Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Parties.

11.1	The arbitration will be heard and determined by three (3) arbitrators or, if the Parties so agree, by one (1) arbitrator. Each side will appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration. The Party-appointed arbitrators will in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) day period, the appointing authority for the implementation of such procedure will be the chairman of the UNCITRAL who will appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal will be made by majority vote.

11.2	Unless otherwise expressly agreed in writing by the Parties to the arbitration proceeding:

(a)	the arbitration proceedings will be held in London, England;

(b)	the arbitration proceedings will be conducted in the English language and the arbitrator(s) must be fluent in the English language;

(c)	the arbitrator(s) will be and remain at all times wholly independent and impartial;

(d)	the arbitration proceedings will be conducted under the UNCITRAL rules as amended from time to time;

(e)	any procedural issues not determined under the arbitral rules selected pursuant to Section 11.2 (d) will be determined by the Arbitration Act 1996 and any other applicable laws of England;

(f)	the costs of the arbitration proceedings (including attorneys’ fees and costs) will be borne in the manner determined by the arbitrator;

(g)	the decision of the sole arbitrator or a majority of the arbitrators, as the case may be, will be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made and promptly paid in Dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, will to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(h)	consequential, punitive or other similar damages will not be allowed except those payable to third parties for whom liability is allocated among the Parties by the arbitral award;

(i)	the award will include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at an interest rate to be set forth in the Joint Operating Agreement;

(j)	judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

(k)	whenever the Parties are of more than one nationality, the single arbitrator or the presiding arbitrator, as the case may be, will not be of the same nationality as any of the Parties or their ultimate parent entities;

(l)	for purposes of allowing the arbitration provided in this Section 10, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, any governmental body or agency, which becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement;

(m)	the arbitration will proceed in the absence of a Party who, after due notice, fails to answer or appear. An award will not be made solely on the default of a Party, but the arbitrator will require the Party who is present to submit such evidence as the arbitrator may determine is reasonably required to make an award;

(n)	if an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator will be selected and appointed in the same manner as the original arbitrator.

12.	No third party is a beneficiary of this Agreement. Should any part or provision of this Heads of Agreement be held unenforceable or in conflict with the law of any state or of the Federal republic of Nigeria, the validity of the remaining parts or provisions shall not be affected by such holding and the Parties shall continue to work in good faith to pursue their agreed aims.

13.	Each Party will, on reasonable request by the other Party, (i) execute, and deliver such instruments, agreements, and other documents and (ii) do such other acts as are reasonably necessary or desirable to effect or to evidence the transactions contemplated by this Agreement.

14.	Syntroleum International Corporation hereby guarantees the obligations of Syntroleum pursuant to this Heads of Agreement and the obligations that Syntroleum will have pursuant to the Agreements. Such guarantee of Syntroleum International Corporation will be replaced and superseded by a guarantee from the International Operator at such time that International Operator becomes a party to this Heads of Agreement and the Agreements.

15.	No Party (or any Affiliate of a Party) will, without the prior written consent of the other, issue or make any public announcement or statement other than in the audited accounts of either Party or the company group of which such Party forms part regarding this Agreement or any matter the subject of this Agreement, unless it is necessary for that Party (or its Affiliates) to make such public announcement or statement in order to comply in the United States, Canada or Nigeria or elsewhere with a statutory obligation, or with the requirement of a competent government agency or other regulatory body, a court of competent jurisdiction, or a recognized stock exchange or other regulatory body, or a recognized stock exchange on which such Party (or such Party’s Affiliate) has its shares listed or an unlisted securities market in which its shares are dealt, in which event a copy of the same will be furnished to the other Party as soon as practicable prior to publication.

16.	All notices authorized or required between the Parties by any of the provisions of this Agreement, must be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement will be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice will run from the date the originating notice is received. The second or any responsive notice will be deemed delivered when received. “Received” for purposes of this Section 16 will mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Section 16. Each Party will have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

YFP	Yinka Folawiyo Petroleum Company Limited
Yinka Folawiyo Plaza
38 Yinka Folawiyo Avenue
PO Box 2288
Apapa, Lagos
Nigeria
Attention: Managing Director
Telephone: (234 1) 545 0287
Facsimile: (234 1) 545 0204

Syntroleum	Syntroleum International Holdings Company
4322 South 49th West Avenue
Tulsa, Oklahoma
United States 74107
Attention: President
Telephone: 01 918 592 7900
Facsimile: 01 918 592 7979

17.	The rights, duties, obligations, and liabilities of the Parties will be individual, not joint or collective. It is not the intention of the Parties to create, nor will this Heads of Agreement be deemed or construed to create a mining or other partnership, joint venture, association or trust. This Heads of Agreement will not be deemed or construed to authorize any Party to act as agent, servant, or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Heads of Agreement. In their relations with each other under this Agreement, neither Party will be considered a fiduciary of the other except as expressly provided in this Heads of Agreement.

18.	This Heads of Agreement together with the Joint Venture Agreement, Deed of Assignment, the Joint Operating Agreement and the Technical Assistance Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. There are no understandings or agreements relative to this Agreement that are not fully expressed herein and therein. Reference to the singular includes a reference to the plural and vice versa. Reference to any gender includes a reference to all other genders.

EXECUTED this 27th day of August 2004

YINKA FOLAWIYO PETROLEUM COMPANY LIMITED

By:	/s/ T. B. Folawiyo
Title:	Managing Director

SYNTROLEUM INTERNATIONAL HOLDINGS COMPANY

By:	/s/ John B. Holmes, Jr.
Title:	President and Chief Operating Officer

For purposes of Section 14 only.
SYNTROLEUM INTERNATIONAL CORPORATION

By:	/s/ John B. Holmes, Jr.
Title:	President and Chief Operating Officer